Exhibit 99.1

Zoned Properties Announces Profitable Q3 2025 Financial Results with

Positive Cash Flow from Operations

●· Revenue for the Nine Months Ended September 30, 2025 Increased 14%

● Income from Operations for the Nine Months Ended September 30, 2025 Increased 58%

● Net Income for the Nine Months Ended September 30, 2025 Increased 166%

SCOTTSDALE, Ariz., November 13, 2025 /AccessWire/ -- Zoned Properties®, Inc. (“Zoned Properties” or the “Company”) (OTCQB: ZDPY), a technology-driven property investment company for emerging and highly regulated industries, including legalized cannabis, today announced its financial results for the three and nine months ended September 30, 2025.

Selected Financial Highlights for the Three Months Ended September 30, 2025:

●	Total revenues were $1,013,133 for the quarter ended September 30, 2025, compared to $1,029,630 for the quarter ended September 30, 2024, representing a decrease of 2%.

●	Operating expenses were $645,809 for the quarter ended September 30, 2025, compared to $584,442 for the quarter ended September 30, 2024, representing an increase of 11%.

●	Income from operations was $367,324 for the quarter ended September 30, 2025, compared to $445,188 for the quarter ended September 30, 2024, representing a decrease of 17%.

●	Net income was $155,197, or $0.02 per fully diluted share, for the quarter ended September 30, 2025, compared to net income of $58,872, or $0.00 per fully diluted share, for the quarter ended September 30, 2024, representing an increase of 164%.

Selected Financial Highlights for the Nine Months Ended September 30, 2025:

●	Total revenues were $2,925,459 for the nine months ended September 30, 2025, compared to $2,559,008 for the nine months ended September 30, 2024, representing an increase of 14%.

●	Operating expenses were $1,857,176 for the nine months ended September 30, 2025, compared to $1,881,773 for the nine months ended September 30, 2024, representing a decrease of 1%.

●	Income from operations was $1,068,283 for the nine months ended September 30, 2025, compared to $677,235 for the nine months ended September 30, 2024, representing an increase of 58%.

●	Net income was $327,381, or $0.02 per fully diluted share, for the nine months ended September 30, 2025, compared to net income of $123,062, or $0.01 per fully diluted share, for the nine months ended September 30, 2024, representing an increase of 166%.

●	Cash provided by operating activities was $661,392 for the nine months ended September 30, 2025, compared to $455,363 for the nine months ended September 30, 2024, representing an increase of 45%.

●	The Company had cash on hand of $1,113,900 as of September 30, 2025, compared to cash on hand of $1,019,980 as of December 31, 2024.

Management Commentary:

“During this year’s third quarter, our team focused on improving operational cash generation and optimizing our bottom line. This disciplined approach has delivered the increase in net income and cash flow from operations reflected in our financials,” said Bryan McLaren, Chief Executive Officer of Zoned Properties. “The Zoned Properties leadership team believes it has identified multiple potential solutions to deliver value directly to our shareholders and plans to provide an update prior to the end of the year.”

About Zoned Properties, Inc. (OTCQB: ZDPY):

Zoned Properties Inc. (“Zoned Properties” or the “Company”) (OTCQB: ZDPY) is a technology-driven property investment company focused on acquiring value-add real estate within the regulated cannabis industry in the United States. The Company aspires to innovate within the real estate development sector, focusing on direct-to-consumer real estate that is leased to the best-in-class cannabis retailers.

Headquartered in Scottsdale, Arizona, Zoned Properties is redefining the approach to commercial real estate investment through its standardized investment process backed by its proprietary property technology. Zoned Properties has developed a national ecosystem of real estate services to support its real estate development model, including a commercial real estate brokerage and a real estate advisory practice. With a decade of national experience and a team of experts devoted to the emerging cannabis industry, Zoned Properties is addressing the specific needs of a modern market in highly regulated industries. The Company targets commercial properties that face unique zoning or development challenges, identifies solutions that can potentially have a major impact on their commercial value, and then works to acquire the properties while securing long-term, absolute-net leases.

Zoned Properties targets commercial properties that can be acquired and rezoned for specific purposes, including the regulated and legalized cannabis industry. It does not grow, harvest, sell or distribute cannabis or any substances regulated under United States law such as the Controlled Substance Act of 1970, as amended. Zoned Properties corporate headquarters are located at 8360 E. Raintree Dr., Suite 230, Scottsdale, Arizona. For more information, call 877-360-8839 or visitwww.ZonedProperties.com.

X: @ZonedProperties

LinkedIn:@ZonedProperties

Safe Harbor Statement

This press release contains forward-looking statements. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Relations

Zoned Properties, Inc.

Bryan McLaren

Tel (877) 360-8839

Investors@zonedproperties.com

www.zonedproperties.com